Exhibit 99.2

Consent of Ni Ke

In connection with the filing by Quad Global Inc. of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Quad Global Inc. in the Registration Statement and any and all amendments and supplements thereto, with such appointment to commence upon the closing of the business combination described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 8, 2025

/s/ Ni Ke
Ni Ke